UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Glass Lewis Recommends Shareholders Vote for ECAT Board Nominees and

Against Saba’s Proposal to Terminate BlackRock as Investment Adviser at Upcoming Annual Meeting

Glass Lewis Recommends Shareholders Vote on the WHITE Proxy Card

Proposal 1: Vote FOR All ECAT Board Nominees

Proposal 2: Vote AGAINST Terminating BlackRock as ECAT Manager

June 17, 2025 – NEW YORK – BlackRock Advisors LLC (“BlackRock”) announced today that Glass Lewis, a leading independent proxy advisory firm, recommended that shareholders vote on the WHITE proxy card FOR all of the Board nominees of BlackRock ESG Allocation Term Trust (NYSE: ECAT) (the “Fund”) and AGAINST the proposal put forth by a dissident shareholder to terminate BlackRock as investment adviser ahead of the Fund’s annual meeting on June 26, 2025.

In issuing its report, Glass Lewis rejected all of the nominees and the termination proposal put forth by the dissident, and recommended that shareholders do NOT vote on the dissident’s gold proxy card.

Important statements by Glass Lewis in issuing its voting recommendation include1:

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“Put simply, if the fundamental aim is board-level responsiveness centered on enhanced value for shareholders, it seems difficult to argue incremental board turnover – much less near-complete reshaping in favor of nominees seeming to offer little in the way of relevant expertise and substantially no plan for the Trust – is well warranted here.”

•

“We continue to believe it is difficult to suggest the foregoing performance framework, cast against ECAT’s relatively brief trading history (the fund was created in September 2021), is particularly consistent with the need to turn over the substantial entirety of the sitting board.”

ECAT’s Board of Trustees and BlackRock have continued to take shareholder-friendly actions to enhance long-term value, including increasing distribution rates significantly since inception and implementing discount management and share repurchase programs. As a result, ECAT was the top performing Fund in its peer group in 20232 and continues to deliver superior shareholder returns, outperforming its peers and benchmark3.

VOTE FOR ALL BOARD NOMINEES AND AGAINST TERMINATION ON THE WHITE PROXY CARD TODAY

Only your latest dated proxy will count at the meeting. Please do NOT send back any proxy card other than the one you receive from BlackRock as this will cancel your prior vote for the Board nominees.

If you have already sent back a gold proxy card, you can still change your vote by (1) using the website provided on the WHITE proxy card; (2) calling the toll-free number provided on the WHITE proxy card; or (3) promptly completing, signing, dating and returning the WHITE proxy card. Any of these actions will replace the proxy card you previously completed.

If you have any questions about the nominees or proposal(s) to be voted on, please call Georgeson LLC, the firm assisting us in the solicitation of proxies, toll free at (866) 441-6128.

[1]	Permission to use quotes was neither sought nor obtained.
[2]	Morningstar data as of March 31, 2024.
[3]	Morningstar data as of March 31, 2025. Reflects cumulative market price return. Peer group is comprised of funds in the Morningstar Closed-End Tactical Allocation category, excluding BlackRock funds.

The Fund’s letters, proxy statement and proxy card for the annual meeting of shareholders to be held on June 26, 2025 are available at https://www.proxy-direct.com/blk-34442. More information about ECAT may be found here: https://www.blackrock.com/us/financial-professionals/investments/products/closed-end-funds/ecat.

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Press Contact

Office: +1 646 310 0852

GroupCorpCommsAMRS@blackrock.com

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